Amendment to

Amended and Restated Investment Advisory

and Management Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Trust and the Adviser entered into an Amended and Restated Investment Advisory and Management Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of several separate series of shares (each a “Fund”) listed on Schedule A of the Agreement.

Whereas, the following fund merger has been approved by the Board of Trustees of the Trust and by the Board of Trustees of JNL Series Trust:

Fund Merger:

-	JNL/PPM America Total Return Fund of JNL Investors Series Trust into the JNL/PPM America Total Return Fund of JNL Series Trust; and

Whereas, pursuant to the approval of the fund merger, as outlined above, the parties have agreed to amend Schedule A and Schedule B of the Agreement to:

-	remove the JNL/PPM America Total Return Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2016, attached hereto.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed, effective as of April 25, 2016.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name: Kristen K. Leeman		Name: Mark D. Nerud
Title: Assistant Secretary		Title: President and CEO

Schedule A
Dated April 25, 2016
 (List of Funds)

Funds
JNL/PPM America Low Duration Bond Fund
JNL Money Market Fund

A-1

Schedule B
Dated April 25, 2016
(Compensation)

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
JNL/PPM America Low Duration Bond Fund	$0 to $500 million Over $500 million	0.45% 0.40%
JNL Money Market Fund	$0 to $750 million Over $750 million	0.20% 0.18%

B-1